Exhibit 10.4

LEASE AGREEMENT

THIS LEASE (“Lease”) made as of the 25th day of June 2003, by

CHRISTOPHER S. VERNON, EILEEN VERNON, and MARK CORCORAN
c/o Mercer Management and Development Co.
PO Box 5471
Trenton, New Jersey 08638
      hereinafter called “Landlord”

  -and-

YARDVILLE NATIONAL BANK
2465 Kuser Road
Hamilton, New Jersey 08690
      hereinafter called “Tenant”

ARTICLE I
Basic Lease Provisions

     In consideration of the rents, covenants and agreements hereafter reserved and contained on the part of the Tenant to be observed and performed, the Landlord leases to the Tenant, and the Tenant rents from Landlord, 8,350 square feet (“Leased Premises”) in the basement floor of the building located at 4573 South Broad Street, Hamilton, New Jersey (“Building”). The total square footage of office space (not including the attic) in the Building is 24,730.

     All facilities furnished by Landlord and which are part of the Building, but not part of the Leased Premises, including without limitation sidewalks, parking areas and landscaping are under the sole control of Landlord and may be changed or reconfigured by Landlord. Tenant only has a license to use such common areas, which Landlord may revoke at any time without liability to Tenant, provided that Landlord will provide adequate nonexclusive parking during the entire term of this Lease and any renewal term.

     The term of this Lease shall be month-to-month commencing on June 25, 2003. Tenant will take possession on June 25, 2003.

ARTICLE II
Rent

     Base Rent. The monthly base rent shall be for the amounts set forth and for the periods set forth in the rent schedule marked as Exhibit “A” attached hereto and made a part hereof. The monthly rent set forth in the rent schedule shall be paid by the Tenant on or before the first day of each month in advance, at the office of the Landlord or at such other place designated by Landlord on Exhibit “A”, without any deduction or set-off whatsoever.

     Utilities & Maintenance.

a.	Utilities. The following utilities shall be available to the Tenant in conjunction with Tenant’s leased area: gas, electricity, water and sewer. Landlord consents and agrees that all such utilities shall be available to the demised premises at the commencement date, and shall provide Tenant with separate meters where possible for Tenant’s leased area. All utilities used by Tenant in conjunction with Tenant’s leased area shall be paid by Landlord except for electricity, which shall be paid by Tenant.

b.	Maintenance. Tenant shall be responsible for all nonstructural maintenance of the leased area, including the interior of the building. Landlord shall maintain the public areas, roof and exterior walls in good condition; make all structural repairs unless these repairs are made necessary by the act or neglect of the Tenant or Tenant’s employees; make necessary replacements of the plumbing, cooling, heating and electrical systems, except when made necessary by the act or neglect of Tenant or Tenant’s employees; and maintain the elevators in the building, if any.

ARTICLE III
Construction of Leased Premises

     Tenant’s Work. Tenant may not make any changes, modifications, alterations or improvements to the Leased Premises or to the exterior of the Leased Premises, including installation of signs, awnings, advertising material and/or exterior lighting without first obtaining the approval of the Landlord.

     Changes and Additions to Building. Landlord hereby reserves the right at any time to perform maintenance operations and to make repairs, alterations, or additions to the Building in which the Leased Premises are contained and to any building adjoining or adjacent to the same. Landlord also reserves the right to construct other buildings or improvements, including, but not limited to, structures for motor vehicle parking from time to time and to make alterations thereof or additions thereto and to build additional stories on any such building or buildings and to build adjoining same. Tenant agrees to cooperate with Landlord permitting Landlord to accomplish any such maintenance, repairs, alterations, additions or construction, all of the same with no abatement or reduction of rent provided such repairs, alterations, additions or construction do not interfere with Tenant’s business.

ARTICLE IV
Conduct of Business by Tenant

     Tenant shall use the Leased Premises for the purpose of storage and maintenance work. If the Township disallows this use, the Lease is null and void.

ARTICLE V
Triple Net-Additional Rent

     Tenant shall pay, as additional rent, its “proportionate share”, as hereinafter defined, of “triple nets” over the “base rent”; due and payable with respect to the Building in which the Leased Premises are located and the land underlying said Building.

     Landlord’s “operating costs” shall be those of operating and maintaining the Building in a manner deemed by Landlord reasonable and appropriate and for the best interests of the tenants in the Building, including without limitation, the following:

1.	Real estate taxes or any other tax imposed in lieu of real estate taxes assessed on the Building and the land underlying same.

2.	All costs and expenses directly related to the Building of managing, operating, repairing, lighting, cleaning, insurance, removing snow, ice and debris, policing and regulating traffic in the area immediately adjacent to the Building and depreciation of machinery and equipment used for such operation.

3.	All costs and expenses of replacing paving, curbs, walkways, landscaping (including replanting and replacing flowers and other planting), drainage and lighting facilities in the Building and area immediately adjacent thereto.

4.	Electricity used in lighting common areas of the Building, water including water used in fire prevention equipment and sewer.

5.	Maintenance, replacement, repair of mechanical and electrical equipment including heating, ventilating and air-conditioning equipment in the Building.

6.	Maintenance of common areas of the Building.

7.	Painting, decoration and carpeting of all common areas in the Building.

8.	All other expenses which would be considered as an expense of maintaining, operating or repairing the Building under sound accounting principals.

9.	All costs and expenses associated with insuring the Building.

10.	All utility expenses associated with the Building and property which are not paid by the Tenant.

11.	Tenant’s proportionate share of operating costs for any fiscal year of the Lease shall be determined as follows: the amount of operating costs shall be multiplied by a fraction, the numerator of which is the total number of square feet of the Leased Premises and the denominator of which is the total number of square feet of the Building, with the result being the percentage of all operating costs payable by Tenant.

12.	Tenant shall have the right to audit the operating cost of the Landlord on a yearly basis to determine if they are reasonable and customary.

ARTICLE VI
Insurance

     Liability Insurance. Tenant shall, during the entire term hereof, keep in full force and effect, property damage and comprehensive public liability insurance with respect to the Leased Premises for the combined single coverage of not less than $1,000,000. The policy shall name Tenant as insured and Landlord as additional insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be placed with an insurance company rated by Best as B or better and a copy of the policy or a certificate of insurance shall be delivered to the Landlord prior to commencement of this lease. The policy shall contain a provision stating that the insurer may not deny coverage or payment to Landlord or Tenant, as applicable, due to the negligent acts of the other.

     Property Insurance.

a.	Tenant agrees to carry insurance against fire, vandalism, malicious mischief and other such perils as are from time to time included in a standard extended coverage endorsement, insuring Tenant’s merchandise, trade fixtures, furnishings, equipment and all other items of personal property of Tenant located on or within the Leased Premises, in an amount equal to but not less than eighty percent (80%) of the actual replacement cost thereof and to furnish Landlord with a certificate evidencing such coverage. The policy shall have a provision whereby the insurer waives subrogation against Landlord.

b.	Tenant shall not carry any stock of goods or do anything in or about the Leased Premises which will in any way tend to increase the insurance rates on the Leased Premises and/or the Building of which they are a part. If Tenant installs any electrical equipment that overloads the lines in the Leased Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction.

ARTICLE VII

Attornment, Subordination

     Tenant agrees that its rights hereunder are subordinate to the lien of any mortgage, ground lease or any other method of financing or refinancing now or hereafter placed against the land and/or the Leased Premises and to any and all advances made or to be made thereunder and to the interest thereon and to all renewals, replacements, consolidations and extensions thereof. This paragraph shall be self-operative and no further instrument of subordination shall be required. Tenant agrees that Tenant will attorn to any mortgages or ground lessor or purchaser at a foreclosure sale if requested to do so.

ARTICLE VIII

Assignment and Subletting

     Tenant agrees not to assign, mortgage, pledge or encumber this Lease, in whole or in any part or any interest therein, or sublet the whole or any part of the Leased Premises or permit the use of the whole or any part of the Leased Premises by any licensee or concessionaire or any other occupant, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. If Tenant is a corporation, and if ownership of fifty-one (51%) percent or more of its voting stock changes at any time during the term hereof, or Tenant merges with a third party, such events shall be deemed to be an assignment which is permitted under this Agreement.

ARTICLE IX

Destruction of Leased Premises

     If the Building and/or Leased Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, in such a way which makes the Lease Premises untenable, Landlord shall have the right, to be exercised by notice to Tenant within six (6) months after said occurrence, to elect not to repair such damage and to cancel and terminate this Lease effective and retroactive to the date of the casualty. Should the Leased Premises be rendered wholly or 50% or more untenable by reason of such occurrence, the fixed gross rent shall be abated in whole or in proportion pursuant to such untenability until the Leased Premises are again tenable.

ARTICLE X
Eminent Domain

     If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease Agreement shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority. If twenty-five (25%) percent or more of the total rentable floor area of the Building or the parking areas located on the common areas is taken as aforesaid, then Landlord may terminate this Lease Agreement as of the date of the taking. All compensation awarded for any taking of the leasehold and/or the improvements thereon shall belong to and be the property of Landlord; provided however, that nothing contained herein shall prevent Tenant from applying for reimbursement from the condemning authority (if permitted by law) for relocation expenses, or removal of Tenant’s furniture, business equipment and such fixtures as Tenant is permitted to remove hereunder, if and only if such action shall not reduce the amount of compensation otherwise recoverable by Landlord from the condemning authority.

ARTICLE XI

Default of Tenant

     Events of Default. Upon the happening of one or more of the events as expressed below in a. or b., the Landlord shall have any right and all rights and remedies hereinafter set forth and as are available at law:

a.	In the event Tenant should fail to pay one or more of said monthly installments of rent, or any other sums required to be paid hereunder, as and when same become due, after a ten (10) day grace period.

b.	In the event Tenant fails to keep, observe or perform any of the other terms, conditions or covenants on the part of the Tenant herein to be kept, observed, and performed for more than thirty (30) days after written notice thereof is given by Landlord to Tenant specifying the nature of such default.

     Remedies of Landlord. Upon Tenant’s default, Landlord shall have, in addition to any other remedies available at law, the following remedies, all of which are cumulative:

a.	Landlord may take possession of the Premises without notice, which will not be deemed an acceptance of surrender of this Lease or a waiver of any rights or remedies of Landlord. Landlord shall be deemed to have used reasonable efforts to sublet the Premises, if Landlord leases the whole or any part of the Premises, separately or with other property, for any period equal to or less than, or extending beyond, the remainder of the term, for any sum, or to any person, or for use Landlord deems reasonable, satisfactory or appropriate.

b.	In the event of such default or material breach, the Landlord shall have the right, at its option, to declare the Lease terminated, and shall have the right, at its option, to request payment in full of all unpaid rent to the date of default. Landlord shall be obligated, however, to attempt to mitigate damages and shall only be entitled to bring suit for unpaid rent of the difference between the amount which Tenant would have owed under the terms of this Lease Agreement, and the amount which Landlord receives from a new tenant.

c.	Landlord may bring suit against Tenant for specific performance by Tenant of all of Tenant’s obligations and responsibilities hereunder.

d.	The Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of the Tenant’s property from the Leased Premises. Tenant hereby waives any and all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.

     Waiver. The Landlord’s failure to act on any breach of any term, condition or covenant herein contained shall not be a waiver of such term, condition or covenant, or any subsequent breach of the same of any term, condition or covenant herein contained. The consent or approval by Landlord to or any act by Tenant requiring Landlord’s consent to approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant. No re-entry hereunder shall bar the recovery of rents or damages for the breach of any of the terms, conditions or covenants on the part of Tenant herein contained. The receipt of rents after breach or condition broken, or delay on the part of the Landlord to enforce any right hereunder, shall not be deemed a waiver of forfeiture, or a waiver of the right of Landlord to annul this Lease or to re-enter said Leased Premises or to re-let same.

     Legal Expenses. Should suit be brought by Landlord for the recovery of possession of the Leased Premises, or for rent or any other sum due Landlord under this Lease, or for the collection of unpaid rent due Landlord under this Lease, Tenant shall pay the Landlord all expenses of such suit and any appeal thereof, including a reasonable attorney’s fee.

ARTICLE XII

Access by Landlord

     Landlord and Landlord’s agent shall have the right to enter the Leased Premises during normal business hours (except for emergency situations when entry shall be permitted during non-business hours as well) to examine the same and to show them to prospective purchasers or lessees of the Building and to make such repairs, or alterations, improvements or additions as Landlord may deem necessary or desirable. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the Building or any part thereof except as otherwise herein specifically provided.

ARTICLE XIII

Holding Over Successors

     All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to and bind any heirs, executors, administrators, successors, and assigns of the said parties: and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreement herein. No rights, however, shall inure to the benefits of any assignee of Tenant, unless the assignment to such assignee has been approved by Landlord in writing as provided in this Lease. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease, and in the event Landlord sells or transfers its interest in the Building and the purchaser or transferee assumes the Landlord’s obligation and covenants, Landlord shall thereupon be relieved of all further obligations hereunder.

ARTICLE XIV
Quiet Enjoyment

     Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject nevertheless to the terms and conditions of this Lease.

ARTICLE XV
Miscellaneous

     Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying the check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in the Lease provided.

     Entire Agreement. This Lease and the exhibits and rider, if any, attached hereto and forming a part hereof, set forth all covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

     Notices.

a.	All notices shall be in writing.

b.	Any notice by Tenant to Landlord must be served by certified mail, postage prepaid, addressed to Landlord at the following address:

Christopher S. Vernon
c/o Mercer Management
PO Box 5471
Trenton, New Jersey 08638

Any notice by Landlord to Tenant must be served by certified mail, postage prepaid, addressed to Tenant at the following address:

Yardville National Bank
2465 Kuser Road
Hamilton, New Jersey 08690
Attn: Frank Durand

     Captions and Section Numbers. The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

     Recording. Tenant shall not record this Lease or any memorandum thereof without the written consent of Landlord.

     Estoppel Statement. Tenant shall, within ten (10) days after written request from Landlord, execute, acknowledge and deliver to Landlord a statement in writing as may be requested by Landlord certifying (i) that this Lease is unmodified and in full force and effect (or, modified, stating the nature of such modification and certifying that this Lease, as so modified is in full force and effect); (ii) confirming the commencement and expiration dates of the term of the Lease; (iii) the dates to which the rental and other charges are paid in advance, if any; and (iv) that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. In addition, such statement shall provide whatever other information and facts Landlord may reasonably require. Any such statement may be relied upon by any prospective purchaser, ground lessor or encumbrancer of all or any portion of the Building as well as by any of their assignees.

     Corporate Authority. If Tenant or Landlord is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

     Attachments. Exhibit “A” which is attached to the Lease is a part of this Lease and is incorporated as if fully set forth herein.

     IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

ATTEST:	LANDLORD:

By:
Christopher S. Vernon

By:
Eileen Vernon

By:
Mark Corcoran

WITNESS/ATTEST	TENANT:

YARDVILLE NATIONAL BANK

By:

EXHIBIT “A” — BASE RENT

     The monthly rent set forth below shall be paid by the Tenant on or before the first day of each month in advance, at the following address:

Mercer Management and Development Co.
PO Box 5471
Trenton, New Jersey 08638

BASE RENTAL:

$/S.F.	Monthly Rent	Annual Base Rent

$4.00/S.F.	$2,783.00	$33,396.00